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                                                                   EXHIBIT 4.11
                           INVESTOR'S RIGHTS AGREEMENT

                                 MARCH 14, 2000


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
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                                TABLE OF CONTENTS

                                                                            PAGE
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
1.       REGISTRATION RIGHTS..................................................1
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         1.1      Definitions.................................................1
         1.2      Demand Registration.........................................2
         1.3      Company Registration........................................4
         1.4      Form S-3 Registration.......................................5
         1.5      Obligations of the Company..................................6
         1.6      Information from Holder.....................................7
         1.7      Expenses of Registration....................................8
         1.8      Delay of Registration.......................................8
         1.9      Indemnification.............................................8
         1.10     Reports Under Securities Exchange Act of 1934..............10
         1.11     Assignment of Registration Rights..........................11
         1.12     Limitations on Subsequent Registration Rights..............11
         1.13     "Market Stand-Off"Agreement................................12
         1.14     Termination of Registration Rights.........................12

2.       COVENANTS...........................................................12
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         2.1      Delivery of Financial Statements...........................12
         2.2      Inspection.................................................13
         2.3      Termination of Information and Inspection Covenants........13
         2.4      Right of First Offer.......................................14
         2.5      Key-Man Insurance..........................................15
         2.6      Certain Corporate Transactions.............................16
         2.7      Insurance..................................................16
         2.8      Tax Compliance.............................................16
         2.9      HSR Filing.................................................16
         2.10     Termination of Certain Covenants...........................17
         2.11     Right to Participate in Initial Public Offering............17
         2.12     Company Required Repurchase................................17
         2.13     Board of Directors.........................................18

3.       MISCELLANEOUS.......................................................19
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         3.1      Successors and Assigns.....................................19
         3.2      Governing Law..............................................19
         3.3      Counterparts...............................................19
         3.4      Titles and Subtitles.......................................19
         3.5      Notices....................................................20
         3.6      Expenses...................................................20
         3.7      Entire Agreement Amendments and Waivers....................20
         3.8      Severability...............................................20
         3.9      Aggregation of Stock.......................................20
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                           INVESTOR'S RIGHTS AGREEMENT

     THIS INVESTOR'S RIGHTS AGREEMENT is made as of the 14th day of March 14, 2000 by and among TradeOut.com, Inc., a Delaware corporation (the "Company"), and GE Capital Equity Investments, Inc., a Delaware corporation (the
"Investor").

                                    RECITALS

     WHEREAS, the Company and the Investor are party to that certain Series D
Preferred Stock and Warrant Purchase Agreement of even date herewith (the
"Series D Agreement"), which provides that as a condition to the closing of the sale of the Series D Preferred Stock (the "Series D Preferred Stock") and
Warrants, this Agreement must be executed and delivered by such Investor and the Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto further agree as follows:

     1.   REGISTRATION RIGHTS. The Company covenants and agrees as follows:


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     1.1 DEFINITIONS. For purposes of this Section 1:

          (a) The term "Act" means the Securities Act of 1933, as amended.

          (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.11 hereof.

          (d) The term "Initial Public Offering" means the Company's first firm commitment underwritten public offering of its Common Stock under the Act.

          (e) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (f) The term "Person" shall mean an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company, and any other entity or organization, governmental or otherwise.

          (g) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

          (h) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series D Preferred Stock, (ii) the Common Stock issuable upon exercise of the Warrants and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in clauses (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

          (i) The term "Qualified IPO" means the Company's closing of a sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor form) under the Securities Act of 1933, as amended, the public offering price of which was not less than $5.38 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) and $35,000,000 in the aggregate, or any other public offering in which all outstanding shares of the Company's Preferred Stock convert into shares of the Company's Common Stock.


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          (j) The number of shares of "Registrable Securities" outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

          (k) The term "SEC" shall mean the Securities and Exchange Commission.

          (l) The term "Warrants" shall mean the warrants to purchase Common
Stock issued to the Investor pursuant to the Series D Agreement.

     1.2 DEMAND REGISTRATION.

          (a) If the Company shall receive at any time upon the earlier of (i) six (6) months after the effective date of the first registration statement for an Initial Public Offering, or (ii) two (2) years after the date hereof, a written request from the Investor, or its Permitted Transferees, that the Company file a registration statement under the Securities Act covering the registration of at least that number of Registrable Securities anticipated to yield gross proceeds of $10,000,000 in the case of an IPO and $3,000,000 otherwise, then the Company shall use its best efforts to file, as soon as practicable and in any event within sixty (60) days of the receipt of such request, a registration statement with the SEC under the Act covering all Registrable Securities which the Investor or its Permitted Transferees requested to be registered, subject to the limitations of Section 1.2(b), and thereafter to use its best efforts to cause the registration statement to be declared effective as soon as practicable.

          (b) If the Holders initiating the registration request hereunder (the
"Initiating Holders") intend to distribute the Registrable Securities by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a). The managing underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of the Investor to include its Registrable Securities in such registration shall be conditioned upon such Investor's participation in such underwriting and the inclusion of such Investor's Registrable Securities in the underwriting to the extent provided herein. The Investor proposing to distribute its securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be reduced to a number deemed satisfactory by such managing underwriter, provided that the shares to be excluded shall be determined in the following sequence: (i) first, securities held by any other Persons (other than the Investor) having a contractual, incidental "piggy back" right to include such securities in the registration statement, (ii) second, shares sought to be registered by the Company, (iii) third, Registrable Securities of Holders other than the Investor, and (iv) fourth, Registrable Securities held by the Investor, it being understood that no shares shall be registered for the account of the Company or any stockholder other than the Investor unless all Registrable Securities for which Investor have requested registration have been registered. Any reduction of the number of Registrable Securities pursuant to clauses (ii), (iii) or (iv) shall be


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made on a PRO RATA basis (based upon the aggregate number of shares of Common
Stock or Registrable Securities held by the holders).

          (c) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred and twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

          (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

          (i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registration has been declared or ordered effective;

          (ii) During the period starting with the date thirty (30) days prior to the Company's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to
Section 1.3 hereof; provided that the Company is actively employing in good faith its best efforts to cause such registration statement to become effective;
or

          (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

     1.3 COMPANY REGISTRATION.

          (a) If (but without any obligation to do so) the Company, subsequent to the earlier of (i) six (6) months after the effective date of the first registration for an Initial Public Offering or (ii) two (2) years from the date hereof, proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the


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provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          (b) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section
1.7 hereof.

          (c) UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including
Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned PRO RATA among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders).
For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders and affiliates of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any PRO
RATA reduction with respect to such "selling Holder" shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

          1.4 FORM S-3 REGISTRATION. In case the Company shall receive from a Holder a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          (b) use all reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided,


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however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

          (i) if Form S-3 is not available for such offering by the Holders;

          (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell
Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $3,000,000;

          (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12)-month period;

          (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.


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          (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Notwithstanding anything to the contrary set forth above, the
Company shall not be obligated to file more than two (2) registration statements under this Section 1.4 in any calendar year.

     1.5 OBLIGATIONS OF THE COMPANY. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty
(120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

          (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

          (c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

          (d) use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

          (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

          (f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and


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          (h) provide a transfer agent and registrar for all Registrable
Securities registered pursuant hereunder and a CUSIP number for all such
Registrable Securities, in each case not later than the effective date of such registration.

     1.6 INFORMATION FROM HOLDER. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable
Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable
Securities.

     1.7 EXPENSES OF REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses PRO
RATA based upon the number of Registrable Securities that were to be requested in the withdrawn registration), provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.4.

     1.8 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

     1.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter
(as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state


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therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person;
provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b), for any legal or other expenses reasonably incurred by such person, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action;
provided, however, that the indemnity agreement contained in this subsection
1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection 1.9(b) or contribution by a Holder under subsection 1.9(d) exceed the net proceeds from the offering received by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section
1.9 of notice of the commencement of any action (including any governmental action),


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such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, to the extent it has been so prejudiced, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 1.9.

          (d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations;
provided that such contribution shall not exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

     1.10 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:


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          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Public Offering;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (c) furnish to any Holder, so long as the Holder owns any Registrable
Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

          1.11 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the
Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities (a "Permitted Transferee") that (i) is a subsidiary, affiliate or parent of a Holder or (ii) after such assignment or transfer, holds at least 300,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below;
and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

          1.12 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

          1.13 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company's Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any


                                       11

option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or
(ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company's Initial Public Offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than two percent (2%) stockholders of the Company enter into similar agreements. Notwithstanding the foregoing, the Holder may make a transfer to an affiliate, provided that such transferee shall agree in writing to be bound by the restrictions set forth herein. The underwriters in connection with the Company's Initial Public Offering are intended third party beneficiaries of this
Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The agreement contained in this Section 1.13 shall be subject to other customary terms to be agreed upon by the Holder and the managing underwriter.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          1.14 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this Section 1 at such time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

     2. COVENANTS.

          2.1 DELIVERY OF FINANCIAL STATEMENTS. The Company shall deliver to the
Investor:

          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

          (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

          (c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

          (d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

          (e) with respect to the financial statements called for in subsections
(b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

          (f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

          2.2 INSPECTION. The Company shall permit the Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times and upon reasonable notice, as may be requested by the Investor, provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

          2.3 TERMINATION OF INFORMATION AND INSPECTION COVENANTS. The covenants set forth in Sections 2.1 and 2.2 shall terminate and shall be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act when (i) the Initial Public Offering is consummated or (ii) the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

          2.4 RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to the Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to the Investor in accordance with the following provisions:

          (a) The Company shall deliver a notice in accordance with Section 3.6 ("Notice") to the Investor stating (i) its BONA FIDE intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

          (b) By written notification received by the Company, within twenty
(20) calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series D Preferred Stock and upon exercise of the then-exercisable Warrants, then held by such Investor, bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities).

          (c) If all Shares that the Investor is entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investor in accordance herewith.

          (d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, officers, directors and consultants for the primary purpose of soliciting or retaining their services; (ii) the issuance of securities pursuant to an Initial Public Offering, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a BONA FIDE business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise or (v) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes.

          If the issuance referred to in the foregoing clause (iv) or (v) is to an affiliate of the Company, then the issuance shall be subject to the right of first offer in this Section 2.4 unless the issuance is approved by a majority of the Board of Directors excluding, for such determination, any director that is an affiliate of the person or entity to receive the issuance. An "affiliate" of, or a person "affiliated" with, a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

          2.5 KEY-MAN INSURANCE. The Company shall maintain in full force and effect term life insurance in the amount of not less than $1,000,000 on the life of Brin McCagg, with proceeds payable to the Company, and shall, by no later than the earlier of the consummation of a Qualified IPO or June 1, 2000, obtain and maintain in full force and effect term life insurance in the amount of not less than $1,000,000 on the life of George Samenuk, with proceeds payable to the Company.

          2.6 CERTAIN CORPORATE TRANSACTIONS. The Company shall not without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock: (i) sell, convey, or otherwise dispose of all or substantially all of its property or business to an affiliate of the Company, (ii) merge into or consolidate with any other corporation or other entity that is an affiliate of the Company, (iii) effect any transaction or series of related transactions with an affiliate of the Company after which such affiliate owns more than fifty percent (50%) of the voting power of the Company, (iv) make any acquisition or investment outside the ordinary course of its business in excess of $5,000,000 or, (v) sell, convey or otherwise dispose of any assets outside the ordinary course of its business in excess of $5,000,000. An "affiliate" of, or a person "affiliated" with, a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

          2.7 INSURANCE. The Company shall and shall cause each subsidiary of the Company to maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation, directors' and officers' insurance and insurance on all property and assets material to the operation of the business, all in amounts customary for the industry. The Company shall, and shall cause each of its subsidiaries to, pay all insurance premiums payable by them.

          2.8 TAX COMPLIANCE. The Company shall pay all transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by the Company to the Investor of the Series D Preferred Stock and the Common Stock issuable upon conversion thereof, and shall indemnify and save the Investor harmless without limitation as to time against any and all liabilities with respect to such taxes. The Company shall not be responsible for any taxes in connection with the transfer of the Series D Preferred Stock or such Common Stock by the holder thereof. The obligations of the Company under this Section 2.8 shall survive the conversion or redemption of the Series D Preferred Stock and the termination of this Agreement.

          2.9 HSR FILING. Each of the Investor and the Company shall use all reasonable efforts to file the notifications and all other information required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder, with respect to the transactions contemplated thereby.

          2.10 TERMINATION OF CERTAIN COVENANTS. The covenants set forth in Sections 2.4, 2.5 and 2.6 shall terminate and be of no further force or effect upon the consummation of a Qualified IPO.

         2.11 RIGHT TO PARTICIPATE IN INITIAL PUBLIC OFFERING. The Company hereby agrees that in connection with the Company's Initial Public Offering, it shall require the managing underwriter or underwriters of such Initial Public Offering to offer to the Investor the right to purchase shares of the Company's Common Stock in an amount equal to the greater of (i) 300,000 shares or (ii) 3% of the aggregate amount of Common Stock sold by the Company in the Initial Public Offering, on the same terms and at the same price as the Common Stock is offered to the public in the Initial Public Offering. All actions taken pursuant to this Section 2.8 shall be made in accordance with all federal and state securities laws, including Rule 134 under the Act or any successor provisions. In the event that, for any reason, the Investor is not offered the right to participate in the Company's Initial Public Offering, the Company shall offer to the Investor, pursuant to a sale exempt from the registration requirements of the Act, the right to purchase an equivalent amount of Common Stock at a price per share equal to the price at which the Common Stock is offered to the public, less the underwriter's discount. Such shares shall be deemed Registrable Securities hereunder.

         2.12 COMPANY REQUIRED REPURCHASE. The Company shall be required to repurchase the Series D Preferred Stock, or the Common Stock issued upon conversion thereof, at a price per share equal to 125% of the purchase price per share paid for each such share by the Investor pursuant to the Series D Agreement (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), as follows:

              (a) in the event that prior to the first anniversary of the Launch Date Aggregate Revenues are less than $599,999, the Company shall be required to repurchase 1,859,275 shares; and

              (b) in the event that prior to the first anniversary of the Launch Date Aggregate Revenues are greater than $599,999, but less than $4,200,000, the Company shall be required to repurchase such shares as set forth below:

                           Y = (1 - (AR - 600,000)) x 1,394,456
                                     ------------
                                      3,600,000

                           Y = Number of shares to be repurchased

                            AR = Aggregate Revenues

     For purposes of this Section 2.12, "Aggregate Revenues" shall mean the aggregate of the following (capitalized terms shall have the meanings ascribed to them in the Strategic Alliance Agreement between the Company and General Electric Capital Corporation of even date herewith): (i) Revenues collected by Company during the specified period; (ii) Listing Fees collected during the specified period by Company from Qualifying Registrants, except for such Listing Fees with respect to machine tools and electrical equipment posted on the TradeOut Site or a Promotional Site; and (iii) commissions collected during the specified period by Company in respect of (a) any Asset bought by a Qualifying Registrant using either the TradeOut Site or a Promotional Site, except with respect to machine tools or electrical equipment purchased from a seller other than GEC, a GEC Affiliate, or another Qualifying Customer, and (b) any Asset, except for machine tools and electrical equipment, that a Qualified Registrant has posted on the TradeOut Site or a Promotional Site and sold using either the TradeOut Site, a Promotional Site or a TradeOut-authorized liquidation service; provided, however, that categories (ii) and (iii) shall not include any Listing Fees or commissions from Qualifying Registrants who prior to the first anniversary of the Launch Date are designated Qualifying Customers by GEC.

              (c) The Company shall deliver a notice to the Investor within 60 days of the first anniversary of the Launch Date stating the number of shares to be repurchased and the manner of calculation thereof. The purchase of such shares shall be completed within 30 days of the delivery of such notice.

              (d) For purposes hereof, "Launch Date" and "Revenues" shall have the meaning ascribed to such terms in the Strategic Alliance Agreement (as defined in the Series D Agreement).

              (e) The Investor shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of all or any of the Series D Preferred Stock without the Company's prior written consent until the termination of the period set forth in Section 2.9(c) above, unless any such transferee shall agree in writing with the Company, as a condition precedent to such transfer, to be bound by Section 2.9 of this Agreement to the same extent as such transferee were the Investor.

         2.13 BOARD OF DIRECTORS.

              (a) The Board of Directors of the Company shall consist of up to nine (9) members. Subject to applicable laws, rules and regulations, upon termination or expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the transactions contemplated by the Series D Agreement, so long as the Investor owns at least fifty percent (50%) of the Series D Preferred Stock issued to it pursuant to the Series D Agreement (or common stock issued on conversion thereof), the Investor shall be entitled to designate one director, whom shall be reasonably acceptable to the Company and who initially shall be Denis Nayden. The Company shall reimburse each director designated by the holders of the Series D Preferred Stock (or common stock issued on conversion thereof) for any reasonable expenses incurred in connection with meetings of the Board of Directors and committees thereof.

              (b) Subject to applicable laws, rules and regulations, so long as the Investor owns at least fifty percent (50%) of the Series D Preferred Stock issued to it pursuant to the Series D Agreement (or common stock issued on conversion thereof), the Investor shall be entitled to designate one individual, whom shall be acceptable to the Company, to attend the Company's meetings of the Board of Directors, PROVIDED that such designee shall enter into a confidentiality agreement, in form and substance reasonably acceptable to the Company, as a condition precedent to such attendance.

         3. MISCELLANEOUS.

         3.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities); PROVIDED, HOWEVER, that, except as otherwise set forth in Section 1.11 above, and except for a transfer by the Investor to a transferee holding at least fifteen percent (15%) of the Series D Preferred Stock (or common stock upon conversion thereof), the rights and obligations of the Investor hereunder may not be assigned without the prior written consent of the Company, which consent shall not be unreasonably withheld. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         3.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waives any objection based on improper venue or FORUM NON CONVENIENS to the conduct of proceedings in any such court. Each party hereby waives trial by jury in any judicial proceeding arising out of, related to or brought in connection with this Agreement and the documents referred to in this Agreement.

         3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         3.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         3.5 NOTICES. Unless otherwise provided, any notice required or permitted by this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

         3.6 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         3.7 ENTIRE AGREEMENT AMENDMENTS AND WAIVERS. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities each future holder of all such Registrable Securities, and the Company.

         3.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         3.9 AGGREGATION OF STOCK. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                COMPANY:

                                TRADEOUT.COM, INC.

                                By: /s/ George Samenuk
                                   -------------------------------------------
                                Title:   President and Chief Executive Officer


                                GE CAPITAL EQUITY INVESTMENTS, INC.

                                By: /s/ Michael J. Donnelly
                                  --------------------------------------------
                                Title: SVP